Press Release
TechnipFMC Announces First Quarter 2020 Results

•	Backlog of $22 billion, $5.6 billion in cash and liquidity

•	Cost savings target increased and will now exceed $350 million

•	Executive salaries and Directors’ retainer reduced up to 30% through year-end

•	Dividend distribution for 2020 reduced by 75% versus the prior year

•	Updated outlook reflects uncertainty related to COVID-19 and customer spend

•	U.S. GAAP diluted loss per share was $7.28

•	Includes total after-tax charges, net of credits, of $7.17 per diluted share, primarily driven by non-cash impairment charges

•	Adjusted diluted loss per share, excluding charges and credits, was $0.11

•	Includes foreign exchange losses of $0.10 per diluted share

•	Includes expense resulting from increased liability to joint venture partners of $0.08 per diluted share

LONDON, PARIS, HOUSTON, April 22, 2020 - TechnipFMC plc (NYSE: FTI) (Paris: FTI) today reported first quarter 2020 results.
Summary Financial Statements - First Quarter 2020
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Three Months Ended (In millions, except per share amounts)	March 31, 2020	March 31, 2019	Change
Revenue	$3,130.3	$2,913.0	7.5%
Net income (loss)	$(3,256.1)	$20.9	n/m
Diluted earnings (loss) per share	$(7.28)	$0.05	n/m

Adjusted EBITDA	$220.2	$295.8	(25.6%)
Adjusted EBITDA margin	7.0%	10.2%	(320 bps)
Adjusted net income (loss)	$(49.1)	$27.3	n/m
Adjusted diluted earnings (loss) per share	$(0.11)	$0.06	n/m

Inbound orders	$2,099.0	$6,184.5	(66.1%)
Backlog	$21,962.1	$17,777.6	23.5%
Total Company revenue was $3,130.3 million. Net loss was $3,256.1 million, or $7.28 per diluted share. These results included after-tax charges and credits totaling $3,207 million of expense, or $7.17 per diluted share. Adjusted net loss was $49.1 million, or $0.11 per diluted share.

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Total after-tax charges and credits in the quarter of $3,207 million (Exhibit 8) were as follows:

•	Non-cash impairment and other charges totaling $3,159.9 million for goodwill and other assets in the Subsea and Surface Technologies segments;

•	Separation costs, restructuring and other charges, purchase price accounting adjustments and a tax benefit from a valuation allowance totaling $40.3 million; and

•	Direct COVID-19 expenses totaling $6.8 million. These expenses do not capture the disruption related to overhead absorption, utilization and other operational impacts.

Adjusted EBITDA, which excludes pre-tax charges and credits, was $220.2 million; adjusted EBITDA margin was 7 percent (Exhibit 9).
Other significant pre-tax items impacting the quarter, for which we do not provide guidance, included the following:

•	$43.3 million of foreign exchange losses included in corporate expense, or $0.10 per diluted share on an after-tax basis; and

•	$35.5 million of expense resulting from increased liability payable to joint venture partners included in interest expense, or $0.08 per diluted share on an after-tax basis.

In response to the current market environment, the Company recently announced a series of cost reduction initiatives that will result in annualized savings of at least $130 million from the Surface Technologies segment and Corporate.
The Company has now identified actions that will result in additional savings of more than $220 million that will extend to all business segments and support functions. Total annualized savings are now estimated to exceed $350 million. The Company anticipates achieving the targeted savings run-rate by the end of the year.
Additionally, we have announced revisions to compensation through the end of the year which include a 30 percent reduction to the Chairman and Chief Executive Officer’s salary; a 30 percent reduction in the Board of Directors’ retainer; and a 20 percent reduction to the Executive Leadership team’s salaries.

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Doug Pferdehirt, Chairman and CEO of TechnipFMC stated, “Over the last two months, much about the world has changed, and we are taking swift and decisive actions in response to the market environment. These actions will generate more than $350 million in annualized cost savings. Additionally, our Board of Directors announced a revision to the dividend policy that will further strengthen the balance sheet and preserve liquidity.”
Pferdehirt added, “TechnipFMC has been an agent of change in the energy industry for some time, and we will look to accelerate our change agenda in the current environment. We will continue to invest in new technologies and digital platforms. We will continue to position ourselves to play a key role in the energy transition. We will further strengthen and expand our partner relationships and more closely align with customers who embrace a new way of working together. This approach has already demonstrated significant value, and we believe this will prove to be even more meaningful throughout the current cycle.”
“We are well-positioned to manage the unprecedented uncertainty the industry is facing today. The size and duration of our $22 billion of backlog - driven in part by the record inbound booked in 2019 - and our $5.6 billion in cash and liquidity provide us with the flexibility to take aggressive and bold actions during this challenging period.”
Pferdehirt continued, “Onshore/Offshore has been renamed Technip Energies, in-line with the new scope of the business. COVID-19 and a more challenging macro backdrop have softened near-term LNG markets, but the long-term fundamentals for natural gas - and LNG in particular - remain strong. We continue to be engaged in several LNG prospects that could move forward in the near-to-intermediate term. In the more resilient downstream market, we see the potential for additional prospects to be awarded to Technip Energies during 2020, one of which could exceed $1 billion in order value. Our exposure to energy transition markets continues to increase with recent success in renewable fuels and recycling.”
“In Subsea, sanctioning on a number of greenfield projects is likely to shift from the current year, impacting our previous projection for 2020 orders. We continue to assess nearly $15 billion of large project opportunities, of which approximately 50 percent are still likely to move forward over the next 24 months. All other projects remain active but potentially extend beyond this timeframe. Over the next 12 months, we believe as much as 20 percent of these project opportunities are likely to reach FID, and we are well-positioned for many of these opportunities.”
“For Surface Technologies, the longer-term trends remain favorable for several international markets, such as the Middle East and Asia, and we anticipate that international revenue in 2020 will be far less impacted than North America. Our vertical integration outside of North America provides us with more control over manufacturing and less dependency on external supply chains, helping to mitigate delivery disruptions while affording us new opportunities where industry supply has been challenged.”
Pferdehirt concluded, “Our priority remains on the safety and well-being of the exceptional women and men of TechnipFMC whose commitment throughout this crisis has been exemplary. We are closer than ever to our clients, and together, our collective actions are enabling us to continue advancing our projects, albeit at reduced productivity.”
“We do not underestimate the challenges ahead, and we are confident we will emerge an even stronger player.”

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Operational and Financial Highlights - First Quarter 2020

Subsea

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Three Months Ended (In millions)	March 31, 2020	March 31, 2019	Change
Revenue	$1,253.1	$1,185.3	5.7%
Operating profit (loss)	$(2,750.7)	$49.9	n/m
Adjusted EBITDA	$104.8	$139.7	(25.0%)
Adjusted EBITDA margin	8.4%	11.8%	(340 bps)

Inbound orders	$1,172.1	$2,677.6	(56.2%)
Backlog	$7,773.5	$7,477.3	4.0%

Subsea reported first quarter revenue of $1,253.1 million, up 5.7 percent from the prior year, driven by the strong inbound orders in prior periods. Revenue growth was driven by strength in the United States and Norway. The growth was partially offset by foreign exchange translation of $66 million due to the strengthening U.S. dollar and COVID-19 related disruptions to supply chain and operations.
The global COVID-19 pandemic created headwinds to both revenue and profit in the quarter. Project and service disruptions varied, and in some instances, the impacts delayed revenue recognition to future periods. Reduced productivity and lower asset utilization had a modestly negative impact to profitability in the period.
In the quarter, Subsea recorded non-cash impairment and other charges totaling $2,776.5 million, which included:

•	Goodwill impairment charge of $2,747.5 million due to the decline in the Company’s market capitalization with no further goodwill attributable to the segment; and

•	Fixed asset impairment charges totaling $29 million primarily driven by lower projected demand for certain installation and service equipment.
Subsea reported an operating loss of $2,750.7 million; adjusted EBITDA was $104.8 million with a margin of 8.4 percent, a decrease of 340 basis points from the prior-year quarter. Adjusted EBITDA declined versus the prior year due to the negative operational impacts of COVID-19 and the absence of more favorably priced backlog which benefited the prior-year period.

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First Quarter Subsea Highlights

•	BP Atlantis Phase 3 iEPCI™ (Gulf of Mexico)
Completion of fabrication and installation of the flowline system.

•	ExxonMobil Liza Phase 1 (Guyana)
Final subsea trees delivered.

•	Energean Deepwater Well Services (Israel)
First gas flowback and well clean-up to the Stena DrillMAX drillship using the newly developed deepwater landing string on a three well completion campaign for the Karish project.

Subsea inbound orders for the quarter were $1,172.1 million, resulting in a book-to-bill of 0.9. The following announced awards were included in the period:

•	BP Platina iEPCI™ Project (Angola)
Significant* integrated engineering, procurement, construction and installation (iEPCI™) contract from BP Angola for the Platina field development. The contract covers the manufacture, delivery and installation of the subsea equipment including subsea trees, a production manifold with associated subsea control and connection systems, as well as rigid pipelines, umbilicals and flexible jumpers.
* A “significant” award ranges between $75 million and $250 million.

•	Woodside Lambert Deep and Greater Western Flank iEPCI™ Project (Australia)
Significant* integrated engineering, procurement, construction and installation (iEPCI™) contract from Woodside Energy Limited for the development of the Lambert Deep and Phase 3 of the Greater Western Flank fields. TechnipFMC will design, manufacture, deliver and install subsea equipment including subsea production system, flexible flowlines and umbilicals for connection to the Angel Platform. This is the second contract under the recently announced five-year iEPCI™ Frame Agreement between TechnipFMC and Woodside.
* A “significant” award ranges between $75 million and $250 million.

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Subsea Estimated Backlog Scheduling as of March 31, 2020 (In millions)	Consolidated backlog[1,2]	Non-consolidated backlog[3]
2020 (9 months)	$3,100	$106
2021	$2,800	$132
2022 and beyond	$1,874	$524
Total	$7,774	$762
[1] Backlog in the period was reduced by a foreign exchange impact of $644 million.
[2] Backlog does not capture all revenue potential for subsea services.
[3] Non-consolidated backlog reflects the proportional share of backlog related to joint ventures that is not consolidated due to our minority ownership position.

Consolidated backlog at quarter end was $7,773.5 million, of which approximately $3,100 million is scheduled for execution over the remainder of 2020. The Company continues to engage with its customers and alliance partners as they work to update their business plans. The backlog reflects the current expectations for the timing of project execution. The Company did not receive any cancellations for projects in backlog during the period.

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Technip Energies

The Onshore/Offshore segment has been renamed Technip Energies and includes Genesis, Loading Systems and Cybernetix.

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Three Months Ended (In millions)	March 31, 2020	March 31, 2019	Change
Revenue	$1,547.7	$1,335.1	15.9%
Operating profit	$151.2	$155.7	(2.9%)
Adjusted EBITDA	$167.1	$194.8	(14.2%)
Adjusted EBITDA margin	10.8%	14.6%	(380 bps)

Inbound orders	$560.6	$3,138.9	(82.1%)
Backlog	$13,766.6	$9,862.7	39.6%

Technip Energies reported first quarter revenue of $1,547.7 million. Revenue increased 15.9 percent from the prior-year quarter, primarily driven by higher activity in Europe, North America and our Process Technology business. The continued ramp-up of Arctic LNG 2 and increased activity on downstream projects more than offset the decline in revenue from Yamal LNG which continues to progress through the warranty phase. COVID-19 related operational inefficiencies and business disruption impeded revenue growth in the quarter.
Technip Energies reported operating profit of $151.2 million; adjusted EBITDA was $167.1 million. Operating profit decreased 2.9 percent versus the prior-year quarter primarily due to a reduced contribution from Yamal LNG and lower margin realization on early stage projects, including Arctic LNG 2. Project execution remained strong across the portfolio. These same factors drove the year-over-year decrease in adjusted EBITDA. Adjusted EBITDA margin decreased 380 basis points from the prior-year results to 10.8 percent.

First Quarter Technip Energies Highlights

•	ENI Coral South FLNG (Mozambique)
Successful launch of the hull. Fabrication activities well underway for the 12 gas treatment and LNG Topside modules; living quarters and pipe rack already installed.

•	Arctic LNG 2 (Russia)
First pile drilled ahead of schedule at Gydan Arctic site.

•	Energean Karish FPSO (Israel)
FPSO hull sailed away from the Chinese yard; arrived in Singapore in mid-April.

•	ENOC Refinery (Dubai)
Positive performance testing program with all test runs carried out by end of March.

•	ZheJiang Petroleum & Chemical Co. Ethylene Plant (China)
Rapid startup of a 1,400 KTA ethylene plant where TechnipFMC provided license and process design as well as other key proprietary components.

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Partnership and Alliance Highlights

•	Partnership with Neste for future NEXBTL™ technology-based projects
TechnipFMC to provide Front End Loading services; agreement also covers TechnipFMC’s participation during the execution phase of future NEXBTL projects. This technology allows the conversion of second generation feedstock, like vegetable oil or waste fat, into renewable diesel and other renewable products.

•	Alliance extension with BP Petrochemicals to BP Infinia technology
Extension of our purified terephthalic acid (PTA) and acetic acid alliance to include Infinia technology, which enables circularity for difficult-to-recycle PET plastic waste, such as highly-colored bottles and food trays.

Technip Energies inbound orders for the quarter were $560.6 million, resulting in a book-to-bill of 0.4. Despite the absence of an announced project award, front-end engineering and other services activity as well as our Process Technology business continued to exhibit inbound order resilience.

Technip Energies Estimated Backlog Scheduling as of March 31, 2020 (In millions)	Consolidated backlog[1]	Non-consolidated backlog[2]
2020 (9 months)	$4,828	$648
2021	$5,232	$694
2022 and beyond	$3,707	$1,009
Total	$13,767	$2,350
[1] Backlog in the period was reduced by a foreign exchange impact of $398 million.
[2] Non-consolidated backlog reflects the proportional share of backlog related to joint ventures that is not consolidated due to our minority ownership position.

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Surface Technologies

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Three Months Ended (In millions)	March 31, 2020	March 31, 2019	Change
Revenue	$329.5	$392.6	(16.1%)
Operating profit (loss)	$(424.0)	$10.5	n/m
Adjusted EBITDA	$24.5	$30.1	(18.6%)
Adjusted EBITDA margin	7.4%	7.7%	(30 bps)

Inbound orders	$366.3	$368.0	(0.5%)
Backlog	$422.0	$437.6	(3.6%)

Surface Technologies reported first quarter revenue of $329.5 million, a decrease of 16.1 percent from the prior-year quarter. The revenue decline was primarily driven by the slowdown in operator activity in North America and the reallocation of the Loading Systems business to Technip Energies. Despite travel and supply chain impacts of COVID-19, revenue outside North America increased modestly and represented just over 50 percent of total Surface Technologies revenue in the period.
In the quarter, Surface Technologies recorded non-cash impairment and other charges totaling $411.5 million, which included:

•	Goodwill impairment charge of $335.9 million due to the decline in the Company’s market capitalization with no further goodwill attributable to the segment; and

•	Fixed asset impairment charges totaling $75.6 million primarily driven by expectations for lower stimulation activity in North America.
Surface Technologies reported an operating loss of $424 million; adjusted EBITDA was $24.5 million with a margin of 7.4 percent. When compared to the prior-year period, operating margin outside North America improved despite the COVID-19 impacts on the current year result.
Inbound orders for the quarter were $366.3 million. Backlog decreased 3.6 percent versus the prior-year quarter to $422 million. Given the short-cycle nature of the business, orders are generally converted into revenue within twelve months.

First Quarter Surface Technologies Award Highlights

•	ADNOC (United Arab Emirates)
Received orders for 57 sets of high-specification, clad equipment for onshore Abu Dhabi and 330 annular safety valves for offshore fields.

•	ROSO Technologies (China)
Inbound orders for 20,000 psi pressure control flowlines and 60 well service pumps totaling 180,000 horsepower.

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•	Dana Petroleum Unity Project (Netherlands)
Contract to supply surface wellheads, trees and services for the Unity Project offshore Netherlands; scope of supply is from our standardized product offering.

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Corporate and Other Items

Corporate expense in the first quarter was $112.2 million. This includes charges and credits totaling $30.7 million of expense. Excluding charges and credits, corporate expense was $81.5 million which included $43.3 million of foreign exchange losses. The foreign exchange losses resulted from the impact of the strengthening U.S. dollar on hedging costs and timing differences in naturally hedged projects.

Three Months Ended
(In millions)	March 31, 2020
Corporate expense, reported	$112.2
Less charges and (credits) [Exhibit 9]	$30.7
Corporate expense, adjusted	$81.5
Less foreign exchange losses	$43.3
Corporate expense, adjusted and excluding foreign exchange losses	$38.2

Net interest expense was $72 million in the quarter, which included an increase in the liability payable to joint venture partners of $35.5 million.

The Company recorded a tax provision in the quarter of $37.7 million. The quarterly tax rate was impacted by the non-deductible impairment charges recorded in the quarter.
Total depreciation and amortization for the quarter was $120.4 million.
Cash flow from operations in the quarter was $27.9 million. The Company ended the period with cash and cash equivalents of $4,999.4 million, of which approximately $3,200 million was held in joint ventures. Operating cash and cash equivalents totaled approximately $1,800 million, a significant portion of which was readily available for corporate use. Net cash at the end of the period was $588.8 million.

Liquidity
The Company’s liquidity is supported by a revolving credit facility (RCF) of $2.5 billion. The committed credit backstops our ability to issue commercial paper obligations on a long-term basis. The available capacity under the RCF is reduced by our outstanding commercial paper balance and any borrowings under the facility. As of March 31, 2020, the Company had $1,374 million of commercial paper outstanding and had drawn down $500 million from the RCF in response to the conditions in the commercial paper markets.

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Dividend
The Company recently announced that its Board of Directors has revised its dividend policy to $0.13 per share on an annualized basis. The Company made a dividend payment of $0.13 per share earlier this month, and this fulfills the annual dividend distribution for 2020. The revised dividend policy will reduce the annual cash distribution by $175 million when compared to the prior year.
The Company intends to pay its 2021 dividend in quarterly installments beginning in April 2021.

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2020 Financial Guidance1

The Company’s full-year guidance for 2020 can be found in the table below.
All segment guidance assumes no further material degradation from COVID-19 impacts.

2020 Guidance *Updated April 22, 2020

Subsea
In lieu of specific revenue and EBITDA margin guidance, we provide the following:

● $3.1 billion of backlog to be converted into revenue for remainder of the year

● Inbound orders to be down as much as 50% versus 2019

● Subsea Services revenue to be approximately $1 billion for the full year

● Installation campaigns extend to 2021; limited flexibility to mitigate near-term costs

Technip Energies
Revenue in a range of $6.3 - 6.8 billion

EBITDA margin at least 10% (excluding charges and credits)

Surface Technologies
In lieu of specific revenue and EBITDA margin guidance, we provide the following:

● International market to represent ~60% of revenue mix

● Vertical integration and technology differentiation benefits internationally

● Aggressive actions to North America cost base; expect to be modestly profitable (excluding charges and credits)

TechnipFMC
Corporate expense, net $165 - 175 million for the full year (excluding the impact of foreign currency fluctuations)

Net interest expense $80 - 90 million for the full year (excluding the impact of revaluation of partners’ mandatorily redeemable financial liability)

Capital expenditures approximately $300 million for the full year

_______________________
1 Our guidance measures adjusted EBITDA margin, corporate expense, net (excluding the impact of foreign currency fluctuations) and net interest expense (excluding the impact of revaluation of partners’ mandatorily redeemable financial liability) are non-GAAP financial measures. We are unable to provide a reconciliation to comparable GAAP financial measures on a forward-looking basis without unreasonable effort because of the unpredictability of the individual components of the most directly comparable GAAP financial measure and the variability of items excluded from each such measure. Such information may have a significant, and potentially unpredictable, impact on our future financial results.

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Teleconference

The Company will host a teleconference on Thursday, April 23, 2020 to discuss the first quarter 2020 financial results. The call will begin at 1 p.m. London time (8 a.m. New York time). Dial-in information and an accompanying presentation can be found at www.TechnipFMC.com.
Webcast access will also be available on our website prior to the start of the call. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted on our website.

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###
About TechnipFMC

TechnipFMC is a global leader in subsea, onshore/offshore, and surface projects. With our proprietary technologies and production systems, integrated expertise, and comprehensive solutions, we are transforming our clients’ project economics.
We are uniquely positioned to deliver greater efficiency across project lifecycles from concept to project delivery and beyond. Through innovative technologies and improved efficiencies, our offering unlocks new possibilities for our clients in developing their oil and gas resources.
Each of our more than 37,000 employees is driven by a steady commitment to clients and a culture of purposeful innovation, challenging industry conventions, and rethinking how the best results are achieved.
TechnipFMC utilizes its website www.TechnipFMC.com as a channel of distribution of material company information.  To learn more about us and how we are enhancing the performance of the world’s energy industry, go to www.TechnipFMC.com and follow us on Twitter @TechnipFMC.
This communication contains “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Words such as “guidance,” “confident,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “will,” “likely,” “predicated,” “estimate,” “outlook” and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections, including the following known material factors:

•	risks associated with disease outbreaks and changes in, and the administration of, treaties, laws, and regulations, including the response to public health issues, such as COVID-19;

•	risks associated with our ability to consummate our proposed separation and spin-off;

•	unanticipated changes relating to competitive factors in our industry;

•	demand for our products and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets;

•	our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets;

•	potential liabilities arising out of the installation or use of our products;

•	cost overruns related to our fixed price contracts or capital asset construction projects that may affect revenues;

•	our ability to timely deliver our backlog and its effect on our future sales, profitability, and our relationships with our customers;

•	our reliance on subcontractors, suppliers and joint venture partners in the performance of our contracts;

•	our ability to hire and retain key personnel;

•	piracy risks for our maritime employees and assets;

•	the potential impacts of seasonal and weather conditions;

•	the cumulative loss of major contracts or alliances;

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•
U.S. and international laws and regulations, including existing or future environmental regulations, that may increase our costs, limit the demand for our products and services or restrict our operations;

•	disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business;

•	risks associated with The Depository Trust Company and Euroclear for clearance services for shares traded on the NYSE and Euronext Paris, respectively;

•	the United Kingdom’s withdrawal from the European Union;

•
risks associated with being an English public limited company, including the need for “distributable profits”, shareholder approval of certain capital structure decisions, and the risk that we may not be able to pay dividends or repurchase shares in accordance with our announced capital allocation plan;

•	compliance with covenants under our debt instruments and conditions in the credit markets;

•	downgrade in the ratings of our debt could restrict our ability to access the debt capital markets;

•	the outcome of uninsured claims and litigation against us;

•	the risks of currency exchange rate fluctuations associated with our international operations;

•	risks related to our acquisition and divestiture activities;

•
failure of our information technology infrastructure or any significant breach of security, including related to cyber attacks, and actual or perceived failure to comply with data security and privacy obligations;

•	risks associated with tax liabilities, changes in U.S. federal or international tax laws or interpretations to which they are subject; and

•
such other risk factors as set forth in our filings with the U.S. Securities and Exchange Commission and in our filings with the Autorité des marchés financiers or the U.K. Financial Conduct Authority.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

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Contacts

Investor relations

Matt Seinsheimer
Vice President Investor Relations
Tel: +1 281 260 3665
Email: Matt Seinsheimer

Phillip Lindsay
Director Investor Relations (Europe)
Tel: +44 (0) 20 3429 3929
Email: Phillip Lindsay

Media relations

Christophe Bélorgeot
Senior Vice President Corporate Engagement
Tel: +33 1 47 78 39 92
Email: Christophe Belorgeot

Brooke Robertson
Public Relations Director
Tel: +1 281 591 4108
Email: Brooke Robertson

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Exhibit 1
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	(Unaudited)
	Three Months Ended
	March 31,
	2020	2019

Revenue	$3,130.3	$2,913.0
Costs and expenses	6,266.3	2,778.2
	(3,136.0)	134.8

Other (expense) income, net	0.3	(12.3)

Income (loss) before net interest expense and income taxes	(3,135.7)	122.5
Net interest expense	(72.3)	(88.2)

Income (loss) before income taxes	(3,208.0)	34.3
Provision (benefit) for income taxes	37.7	14.5

Net Income (loss)	(3,245.7)	19.8
Net (income) loss attributable to noncontrolling interests	(10.4)	1.1

Net income (loss) attributable to TechnipFMC plc	$(3,256.1)	$20.9

Income (loss) per share attributable to TechnipFMC plc:
Basic	$(7.28)	$0.05
Diluted	$(7.28)	$0.05

Weighted average shares outstanding:
Basic	447.5	450.1
Diluted	447.5	453.3

Cash dividends declared per share	$0.13	$0.13

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Exhibit 2
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)

	(Unaudited)
	Three Months Ended
	March 31,
	2020	2019
Revenue

Subsea	$1,253.1	$1,185.3
Technip Energies	1,547.7	1,335.1
Surface Technologies	329.5	392.6
	$3,130.3	$2,913.0

Income (loss) before income taxes

Segment operating profit (loss)
Subsea	$(2,750.7)	$49.9
Technip Energies	151.2	155.7
Surface Technologies	(424.0)	10.5
Total segment operating profit (loss)	(3,023.5)	216.1

Corporate items
Corporate expense (1)	(112.2)	(93.6)
Net interest expense	(72.3)	(88.2)
Total corporate items	(184.5)	(181.8)

Income (loss) before income taxes (2)	$(3,208.0)	$34.3

(1)
Corporate expense primarily includes corporate staff expenses, legal reserve, share-based compensation expenses, other employee benefits, certain foreign exchange gains and losses, merger transaction integration and separation expenses.

(2)	Includes amounts attributable to noncontrolling interests.

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Exhibit 3
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions, unaudited)

	Three Months Ended
Inbound Orders (1)	March 31,
	2020	2019

Subsea	$1,172.1	$2,677.6
Technip Energies	560.6	3,138.9
Surface Technologies	366.3	368.0
Total inbound orders	$2,099.0	$6,184.5

Order Backlog (2)	March 31,
	2020	2019

Subsea	$7,773.5	$7,477.3
Technip Energies	13,766.6	9,862.7
Surface Technologies	422.0	437.6
Total order backlog	$21,962.1	$17,777.6

(1)	Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period.

(2)	Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.

TechnipFMC.com	Page 20 of 28

Exhibit 4
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	(Unaudited)
	March 31, 2020	December 31, 2019

Cash and cash equivalents	$4,999.4	$5,190.2
Trade receivables, net	2,208.8	2,287.1
Contract assets	1,402.9	1,520.0
Inventories, net	1,347.5	1,416.0
Other current assets	1,871.5	1,473.1
Total current assets	11,830.1	11,886.4

Property, plant and equipment, net	2,852.5	3,162.0
Goodwill	2,461.0	5,598.3
Intangible assets, net	1,049.5	1,086.6
Other assets	1,734.5	1,785.5
Total assets	$19,927.6	$23,518.8

Short-term debt and current portion of long-term debt	$586.7	$495.4
Accounts payable, trade	2,551.2	2,659.8
Contract liabilities	4,616.4	4,585.1
Other current liabilities	2,616.3	2,398.1
Total current liabilities	10,370.6	10,138.4

Long-term debt, less current portion	3,823.9	3,980.0
Other liabilities	1,608.8	1,671.2
Redeemable noncontrolling interest	39.5	41.1
TechnipFMC plc stockholders’ equity	4,056.4	7,659.3
Noncontrolling interests	28.4	28.8
Total liabilities and equity	$19,927.6	$23,518.8

TechnipFMC.com	Page 21 of 28

Exhibit 5
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	(Unaudited)
	Three Months Ended
	March 31,
	2020	2019
Cash provided (required) by operating activities
Net income (loss)	$(3,245.7)	$19.8
Adjustments to reconcile net income to cash provided (required) by operating activities
Depreciation	89.5	88.9
Amortization	30.9	30.5
Impairments	3,188.0	0.9
Employee benefit plan and share-based compensation costs	18.3	20.9
Deferred income tax provision (benefit), net	(54.3)	(90.8)
Unrealized loss on derivative instruments and foreign exchange	105.6	29.2
Income from equity affiliates, net of dividends received	(25.4)	(9.9)
Other	47.2	72.7
Changes in operating assets and liabilities, net of effects of acquisitions
Trade receivables, net and contract assets	(50.5)	131.8
Inventories, net	(30.2)	(61.5)
Accounts payable, trade	(4.2)	(148.6)
Contract liabilities	144.4	186.1
Income taxes payable (receivable), net	(10.0)	20.8
Other current assets and liabilities, net	(338.1)	(126.3)
Other noncurrent assets and liabilities, net	162.4	(43.1)
Cash provided by operating activities	27.9	121.4

Cash provided (required) by investing activities
Capital expenditures	(83.5)	(178.2)
Payment to acquire debt securities	—	(59.7)
Cash received from divestiture	2.5	—
Proceeds from sale of assets	7.5	0.9
Cash required by investing activities	(73.5)	(237.0)

Cash required by financing activities
Net increase in short-term debt	87.0	114.5
Net decrease in commercial paper	(578.5)	(450.4)
Proceeds from revolving credit facility	500.0	—
Proceeds from issuance of long-term debt	—	96.2
Purchase of ordinary shares	—	(33.0)
Payments related to taxes withheld on share-based compensation	(3.2)	—
Settlements of mandatorily redeemable financial liability	(4.2)	(174.9)
Cash required by financing activities	1.1	(447.6)
Effect of changes in foreign exchange rates on cash and cash equivalents	(146.3)	(11.5)
Decrease in cash and cash equivalents	(190.8)	(574.7)
Cash and cash equivalents, beginning of period	5,190.2	5,540.0
Cash and cash equivalents, end of period	$4,999.4	$4,965.3

TechnipFMC.com	Page 22 of 28

Exhibit 6
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CASH AND CASH EQUIVALENTS
(In billions, unaudited)

March 31,
2020
Held by joint ventures	$3.2
Operating cash and cash equivalents	1.8
Total cash and cash equivalents	$5.0

TechnipFMC.com	Page 23 of 28

Exhibit 7
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA FOR YAMAL LNG JOINT VENTURE
(In millions, unaudited)

We control the voting control interests in the legal Technip Energies contract entities which own and account for the design, engineering, and construction of the Yamal LNG plant. Our partners have a 50% joint interest in these entities. Below is summarized financial information for the consolidated Yamal LNG joint venture as reflected at 100% in our consolidated financial statements.

March 31,
2020
Contract liabilities	$1,184.6
Mandatorily redeemable financial liability	300.1

Three Months Ended
March 31,
2020
Cash provided by operating activities	$(30.2)
Settlements of mandatorily redeemable financial liability	(4.2)

TechnipFMC.com	Page 24 of 28

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

Charges and Credits
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the first quarter 2020 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year basis against 2019 results and measures. Net income, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits; Income before net interest expense and taxes, excluding charges and credits ("Adjusted Operating profit"); Depreciation and amortization, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits ("Adjusted EBITDA"); and net cash) are non-GAAP financial measures. Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate TechnipFMC's operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Three Months Ended
	March 31, 2020
	Net income (loss) attributable to TechnipFMC plc	Net income (loss) attributable to noncontrolling interests	Provision (benefit) for income taxes	Net interest expense	Income (loss) before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(3,256.1)	$10.4	$37.7	$72.3	$(3,135.7)	$120.4	$(3,015.3)

Charges and (credits):
Impairment and other charges	3,159.9	—	28.1	—	3,188.0	—	3,188.0
Restructuring and other charges	8.6	—	2.8	—	11.4	—	11.4
Direct COVID-19 expenses	6.8	—	2.2	—	9.0	—	9.0
Separation costs	20.2	—	6.9	—	27.1	—	27.1
Purchase price accounting adjustment	6.5	—	2.0	—	8.5	(8.5)	—
Valuation allowance	5.0	—	(5.0)	—	—	—	—
Adjusted financial measures	$(49.1)	$10.4	$74.7	$72.3	$108.3	$111.9	$220.2

Diluted earnings (loss) per share attributable to TechnipFMC plc, as reported	$(7.28)
Adjusted diluted earnings per share attributable to TechnipFMC plc	$(0.11)

	Three Months Ended
	March 31, 2019
	Net income (loss) attributable to TechnipFMC plc	Net income (loss) attributable to noncontrolling interests	Provision (benefit) for income taxes	Net interest expense	Income (loss) before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$20.9	$(1.1)	$14.5	$88.2	$122.5	$119.4	$241.9

Charges and (credits):
Impairment and other charges	0.5	—	0.2	—	0.7	—	0.7
Restructuring and other severance charges	11.6	—	4.2	—	15.8	—	15.8
Business combinations transaction and integration costs	8.9	—	3.2	—	12.1	—	12.1
Reorganization	19.2	—	6.1	—	25.3	—	25.3
Purchase price accounting adjustment	6.5	—	2.0	—	8.5	(8.5)	—
Valuation allowance	(40.3)	—	40.3	—	—	—	—
Adjusted financial measures	$27.3	$(1.1)	$70.5	$88.2	$184.9	$110.9	$295.8

Diluted earnings (loss) per share attributable to TechnipFMC plc, as reported	$0.05
Adjusted diluted earnings per share attributable to TechnipFMC plc	$0.06

TechnipFMC.com	Page 25 of 28

Exhibit 9
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	March 31, 2020
	Subsea	Technip Energies	Surface Technologies	Corporate and Other	Total
Revenue	$1,253.1	$1,547.7	$329.5	$—	$3,130.3

Operating profit (loss), as reported (pre-tax)	$(2,750.7)	$151.2	$(424.0)	$(112.2)	$(3,135.7)

Charges and (credits):
Impairment and other charges	2,776.5	—	411.5	—	3,188.0
Restructuring and other charges*	(6.9)	2.9	11.8	3.6	11.4
Direct COVID-19 expenses	4.0	3.9	1.1	—	9.0
Separation costs	—	—	—	27.1	27.1
Purchase price accounting adjustments	8.5	—	—	—	8.5
Subtotal	2,782.1	6.8	424.4	30.7	3,244.0

Adjusted Operating profit (loss)	31.4	158.0	0.4	(81.5)	108.3

Adjusted Depreciation and amortization	73.4	9.1	24.1	5.3	111.9

Adjusted EBITDA	$104.8	$167.1	$24.5	$(76.2)	$220.2

Operating profit margin, as reported	-219.5%	9.8%	-128.7%		-100.2%

Adjusted Operating profit margin	2.5%	10.2%	0.1%		3.5%

Adjusted EBITDA margin	8.4%	10.8%	7.4%		7.0%

*On December 30, 2019, the Company completed the acquisition of the remaining 50 percent of Technip Odebrecht PLSV CV. A $7.3 million gain recorded within restructuring and other charges in the Subsea segment during the three months ended March 31, 2020 relates to this transaction.

	Three Months Ended
	March 31, 2019
	Subsea	Technip Energies	Surface Technologies	Corporate and Other	Total
Revenue	$1,185.3	$1,335.1	$392.6	$—	$2,913.0

Operating profit (loss), as reported (pre-tax)	$49.9	$155.7	$10.5	$(93.6)	$122.5

Charges and (credits):
Impairment and other charges	0.7	—	—	—	0.7
Restructuring and other severance charges	1.6	3.8	1.5	8.9	15.8
Business combination transaction and integration costs	—	—	—	12.1	12.1
Reorganization	—	25.3	—	—	25.3
Purchase price accounting adjustments - amortization related	8.5	—	—	—	8.5
Subtotal	10.8	29.1	1.5	21.0	62.4

Adjusted Operating profit (loss)	60.7	184.8	12.0	(72.6)	184.9

Adjusted Depreciation and amortization	79.0	10.0	18.1	3.8	110.9

Adjusted EBITDA	$139.7	$194.8	$30.1	$(68.8)	$295.8

Operating profit margin, as reported	4.2%	11.7%	2.7%		4.2%

Adjusted Operating profit margin	5.1%	13.8%	3.1%		6.3%

Adjusted EBITDA margin	11.8%	14.6%	7.7%		10.2%

TechnipFMC.com	Page 26 of 28

Exhibit 10
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF CORPORATE EXPENSE
(In millions)

	Three Months Ended
	March 31,
	2020	2019
Corporate expense, reported	$112.2	$93.6
Less charges and (credits) [Exhibit 9]	30.7	21.0
Corporate expense, adjusted	81.5	72.6
Less foreign exchange losses	43.3	11.6
Corporate expense, adjusted and excluding foreign exchange losses	$38.2	$61.0

TechnipFMC.com	Page 27 of 28

Exhibit 11
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	March 31, 2020	December 31, 2019
Cash and cash equivalents	$4,999.4	$5,190.2
Short-term debt and current portion of long-term debt	(586.7)	(495.4)
Long-term debt, less current portion	(3,823.9)	(3,980.0)
Net cash	$588.8	$714.8

Net (debt) cash, is a non-GAAP financial measure reflecting cash and cash equivalents, net of debt. Management uses this non-GAAP financial measure to evaluate our capital structure and financial leverage. We believe net debt, or net cash, is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. Net (debt) cash should not be considered an alternative to, or more meaningful than, cash and cash equivalents as determined in accordance with U.S. GAAP or as an indicator of our operating performance or liquidity.

TechnipFMC.com	Page 28 of 28